EXHIBIT 2.1

                             Resignation of Director

I, Kevin Ericksteen, resign as Director of Roberts & Levin, Inc., there being no disagreements or conflicts with the company.

Dated: this 28th day of June, 2004


/s/ Kevin Ericksteen
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    Kevin Ericksteen